Exhibit 99.1
WINDSTREAM HOLDINGS, INC.
INDUCEMENT RESTRICTED SHARES AGREEMENT
Summary of Inducement Restricted Shares Grant
As an inducement material to the decision by the holder listed below (the “Grantee”) to accept employment with Windstream Holdings, Inc., a Delaware corporation (the “Company”), the Company hereby grants to the Grantee named below, the following number of Restricted Shares, on the Date of Grant set forth below:
Name of Grantee:
Number of Restricted Shares:
Date of Grant:
This grant is subject to all of the terms and conditions set forth in this Inducement Restricted Shares Agreement (this “Agreement”). This grant is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated effective February 12, 2014 (the “Plan”). However, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
Terms of Agreement
1.Grant of Restricted Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, the Company hereby grants to the Grantee as of the Date of Grant, the total number of Restricted Shares set forth above. The Restricted Shares shall be fully paid and nonassessable.

2.Inducement Grant. The Restricted Shares granted by this Agreement are granted as a stand-alone inducement grant, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Restricted Shares as though the Restricted Shares had been granted under the Plan (including, but not limited to, the adjustment provision contained in Section 12 of the Plan), and the Restricted Shares shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference; provided that, for the avoidance of doubt, the Restricted Shares granted by this Agreement shall not reduce and shall have no impact on the number of shares available for grant under the Plan. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of this Agreement shall govern. The Restricted Shares are intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and are intended to be exempt from the NASDAQ rules regarding shareholder approval. This Agreement and the terms and conditions of the Restricted Shares shall be interpreted in accordance and consistent with such exemption.

3.Vesting of Restricted Shares.

(a)    The Restricted Shares shall become vested and nonforfeitable (“Vested”) if the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the vesting dates set forth below with respect to the percentage of Restricted Shares set forth next to such date:

Vesting Date	Percentage of Restricted Shares Vesting on such Vesting Date

(b)    Notwithstanding the provisions of Section 3(a), all of the Restricted Shares shall immediately become Vested if, during the vesting period, (i) the Grantee dies or becomes permanently disabled (as determined by the Committee) while in the employ of the Company or any Subsidiary, [(ii) the Grantee's employment with the Company or any Subsidiary is terminated without Cause (as defined in Section 20),] or (iii) the Grantee's employment with the Company or any Subsidiary is terminated without Cause, or the Grantee terminates his employment with the Company or any Subsidiary for Good Reason (as defined in Section 20), in either case within the two year period immediately following a Change in Control.
(c)    Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Restricted Shares become vested and nonforfeitable on such terms and conditions as it deems appropriate.
4.Forfeiture of Shares. The Restricted Shares that have not yet Vested pursuant to Section 3 (including without limitation any cash dividends or distributions and any non-cash proceeds related to the Restricted Shares for which the record date occurs on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or any Subsidiary, other than as provided in Section 3(b). In the event of a forfeiture of the Restricted Shares covered by this Agreement, the stock book entry account representing the Restricted Shares shall be cancelled and all Restricted Shares shall be returned to the Company.

5.Transferability. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Restricted Shares have become nonforfeitable as provided in Section 3. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares. The Committee, in its sole discretion, when and as is permitted by the Agreement, may waive the restrictions on transferability with respect to all or a portion of the Restricted Shares, provided that any permitted transferee (other than the Company) shall remain subject to all the terms and conditions applicable to the Restricted Shares prior to such transfer.

6.Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon (which such dividends shall be paid no later than the end of the calendar year in which the dividends are paid to the holders of the Common Shares or, if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Shares); provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Shares and shall be subject to the same restrictions as the Restricted Shares covered by this Agreement. Any cash dividends paid with respect to the Restricted Shares shall be reported on the Grantee's annual wage and tax statement (Form W-2) as compensation and shall be subject to all applicable tax withholdings as provided in Section 11.

7.Custody of Restricted Shares; Stock Power. Until the Restricted Shares have become Vested as provided in Section 3, the Restricted Shares shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of the Company. By execution of this Agreement and effective until the Restricted Shares have become Vested as provided in Section 3, the Grantee hereby irrevocably constitutes and appoints Anthony W. Thomas, Robert E. Gunderman or Kristi M. Moody, or any of them, attorneys-in-fact to transfer the Restricted Shares on the stock transfer records of the Company with full power of substitution. The Grantee agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as the Company may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement.

8.Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be employed, by reason of the transfer of his employment among the Company and its Subsidiaries, or a leave of absence approved by the Committee.

9.No Employment Contract; Disclaimer. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries or limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without cause. By acceptance of this Agreement, the Grantee acknowledges and agrees that neither this Agreement, nor any other agreement awarded prior to the date hereof under any equity compensation plan of the Company or its Subsidiaries, has created or shall create, or be deemed or construed to create or have created, (i) a contractual, equitable, or other right to receive future grants of equity awards, or other benefits in lieu of equity awards, or (ii) a fiduciary duty or other comparable duty of trust or confidence owed to the Grantee (or any successor, assign, affiliate or family member of the Grantee) by the Company or its affiliates and their respective officers, directors, employees, agents or contractors.

10.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11.Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Shares (including the grant, the Vesting, the receipt of Common Shares, the sale of Common Shares and the receipt of dividends or distributions, if any). The Company does not guarantee any particular tax treatment or results in connection with the grant or Vesting of the Restricted Shares or the payment of dividends or distributions. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes in connection with the delivery or vesting of the Restricted Shares, the Grantee shall satisfy all or any portion of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the Common Shares that become Vested hereunder, and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender.

12.Section 83(b) Election Prohibited. As a condition to receiving this award, the Grantee acknowledges and agrees that he or she shall not file an election under Section 83(b) of the Code with respect to all or any portion of the Restricted Shares.

13.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of NASDAQ or any national securities exchange with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Restricted Shares shall not be delivered or become Vested if the delivery or vesting thereof would result in a violation of any such law or listing requirement.

14.Amendments. The Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement regarding Restricted Shares without the Grantee’s consent.

15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. The Committee shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.

17.Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

19.Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Agreement. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to this Agreement.

20.Definitions. Capitalized terms used herein, which are not defined elsewhere in the Agreement, shall have the meanings assigned to such terms in this Section 20.

(a)    If applicable, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in the employment agreement or change in control agreement in effect for the Grantee immediately prior to his/her termination of employment. If the Grantee is not subject to an employment agreement or a change in control agreement the following definitions will apply:
(i)     “Cause” shall mean the occurrence of any one of the following: (i) the Grantee's repeated failure or refusal to perform the duties or render the services reasonably assigned to the Grantee by the Company or any Subsidiary from time-to-time, other than resulting from the Grantee's incapacity due to physical or mental illness; (ii) an act of fraud, dishonesty or gross or willful misconduct by the Grantee; (iii) the Grantee’s conviction of, or plea of nolo contendere to, a felony or a crime involving dishonesty; or (iv) the Grantee's violation of the Working With Integrity guidelines/Ethics Policy or other policies of the Company or any Subsidiary that apply to the Grantee, including without limitation policies regarding harassment, drugs or alcohol, in each case as amended from time-to-time.
(ii)     “Good Reason” shall mean without the Grantee's express written consent, the Company or any Subsidiary requires the Grantee's employment to be based at a location more than 35 miles from the location of the Grantee's employment immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Grantee's business travel obligations immediately prior to the Change in Control.
“Committee” means the Compensation Committee of the Board of Directors of the Company, as constituted from time to time.
“Restricted Shares” means Common Shares granted pursuant to Section 3 of this Agreement as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 5 has expired.
The Company has caused this Agreement to be executed on its behalf by its duly authorized officer as of the Date of Grant.

WINDSTREAM HOLDINGS, INC.

By:	Anthony W. Thomas
Title:	President and CEO

By clicking the [I Accept] button, the Grantee hereby acknowledges that a copy of the Prospectus related to the Restricted Shares, the Plan and the Company’s most recent Annual Report and Proxy Statement (the "Prospectus Information") are available for viewing at www.benefits.ml.com and www.windstream.com. The Grantee hereby consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact Susan Carson at 501-748-6462 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Shares on the terms and conditions set forth herein. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you click the [I Accept] button.